EXHIBIT 21.1

SUBSIDIARIES

The following table sets forth information as to Coherent’s subsidiaries, all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations noted below.

Name	Jurisdiction of Incorporation
Coherent (Deutschland), GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan, Inc.	Japan
Coherent Lambda Physik GmbH	Germany
Lambda Physik USA, Inc.	United States
Lambda Physik Co., Ltd.	Japan
Coherent Optics Europe, Ltd.	United Kingdom
Coherent Export Co., Inc.	United States
Coherent Investments, Inc.	United States
Coherent International Holding, Inc.	United States
Coherent Holding Co., GmbH	Germany
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent B.V.	The Netherlands
Coherent Finland, Ltd.	Finland
Coherent Scotland, Ltd.	Scotland
Coherent DEOS, LLC	United States
Coherent Laser Ireland, Ltd	Ireland
Positive Light, Inc.	United States
Molectron Detector, Inc.	United States
COHR International Finance C.V.	The Netherlands
COHR International Trading C.V.	The Netherlands
Coherent Europe B.V.	The Netherlands
TuiLaser AG	Germany
Bavarian Photonics GmbH	Germany